Wonder Auto Reports Its First Quarter 2009 Financial Results

Jinzhou City, China, May 4— Wonder Auto Technology, Inc.(NASDAQ: WATG;”Wonder Auto” or “the Company”), a leading manufacturer of automotive electrical parts, suspension products and engine accessories in China, today announced its financial results for the first quarter ended March 31, 2009.

Highlights:
-	Sales revenue increased 28.5% year-over-year to $40.0 million;
-	Gross profit increased 23.5% to $10.1 million;
-	Net income increased 29.8% year-over-year to $5.2million;
-	EPS was $ 0.19, representing a 26.7% increase compared with fir st quarter 2008 .

Business outlook
For the second quarter of 2009, our s ales revenue is expected to be approximately $45 million with the net income to be approximately $5.3 million.

Growth drivers
Our produc ts are increasingly demanded attributable to the following advantages:
-	Market oriented focus. Our alternator and starter products are primarily for mid- to small sized engine vehicles, which are encouraged in sales by China’ s government in the stimulus plans.
-	New joint development programs. In the first quarter of 2009, we developed 17 joint programs, among which 11 were with international customers. Most of these programs will turn into sales contracts.
-	Strategic acquisitions. We will be able to achieve ma rket expansion and cross-selling synergies through acquisitions.
-	F avorable government policies. China has implemented a series of stimulus polici es to bolster its auto industry.

Financial performance
Our sales revenue of the first quarter 2009 rose to a record high of $40.0 million, a 28.5% increase from $31.1 million in the first quarter of 2008. The increase was mainly attributable to the acquisition of Jinan Worldwide, which contributed $7.3 million to our sal es revenue in the first quarter 2009. Sales revenue from China increased $10.9 million, or 41.9%, to $37.0 million in the fir st quarter of 2009, compared with $26.1 million for the same period last year. T he organic revenue increase from China was $4.0 million, or 15.4%, to $30.1 million for the fir st quarter of 2009, compare with $ 26.1 million for the same period last year.

In the first quarter of 2009, our gross profit increased 23.5% to a record of $10.1 m illion from $8.2million in the first quarter of 2008. Our gross margin was 25.3% in the first quarter of 2009 compared with 26.3% for the first quarter of 2008. The decreased gross margin was due to the change of our product portfolio. I n the f ir st quarter of 2009, a large portion of our total sales revenue was generated from the sales of alter nators and starters for mid- to small displacement engine vehicles. Our alternators and starters for smaller displacement engine products usually have a lower gross margin than those for larger displacement engine vehicles.

Our operating expenses for the first quarter 2009 increased $1.6 million, or 64.4% , to $4.0 million from $2.4 million of the first quarter 2008. A s a percentage of the sales revenue, the total expenses increased to 10.0% for the three months ended March 31, 2009 from 7.8% for the same p eriod last year.

Our a dministrative expenses increased $977,619, or 73.0%, to $2.3 million for the fir st quarter 2009 from $1.3 million for the same quarter last year. The increase was primarily due to the consolidation of Jinan Worldwide and the related professional fees.

Our re search and development expenses increased $78,675, or 20.8%, to $456,232 for the fir st quarter 2009 from $377,557 for the same quarter last year. As a percentage of the sales revenue, our research and development expenses decreased to 1.1% in the first quarter 2009 from 1.2% for the first quarter 2008. T he company expects to maintain the percentage of research and development expenses to our total sales revenue at approximately 1.0%.

The s elling expenses increased $504,802 to $ 1.2 million for the fir st quarter 2009 from $707,857 for the same quarter last year .. As a percentage of the sales revenue, our selling expenses were 3.0% for the fir st quarter of 2009 compared with 2.3% for the first quarter of 2008. The increase of the se lling expenses was mainly due to the consolidation of Yearcity.

O ur net finance cost decreased $869,713 , or 91.2% to $83,989 for the first quarter 2009 from $953,702 for the same quarter last year. The decrease of net finance cost was mainly attributable  to the foreign exchange gain of $762,035 resulted in the 8.3 million Euro long-term bank loan.

Income taxes increased $489,188, or113.5%, to $920,005 for the fir st quarter 2009 from $430,817 for the same quarter 2008. O ur effective income tax rate was app roximately 14.6% for the fir st quarter 2009 as compared to 8.8% for the same quarter 2008.

Net income attributable to the Company increased $1.2 million, or 29.8%, to $5.2 million in the fir st quarter 2009 from $4.0 million of the same quarter last year.

EPS was $ 0.19, representing 26.7% increase compared with $0.15 in the first quarter of 2008.

As of March 31, 2009, Wonder Auto had $13.6 million in cash and cash equivalents , a current ratio of 1.2 to1, work ing capital of $17.9 million. Shareholders’ equity increased to $104.9 million.

Events overview
In February, Jinzhou Halla, a wholly-owned subsidiary of Wonder Auto, was awarded a bid to supply starters to Dongfeng Passenger Vehicle Company (“DFPV” ), an affiliate of Dongfeng Automotive Co., Ltd, one of the “Big 3” automakers in China. Upon receipt of the acceptance notice, Jinzhou Halla has become a sole supplier of starters for passenger vehicles to be launched by DFPV in China at the end of 2010. The total estimated amount for the emerging passenge r vehicles will be about 1.8 million units for the period of 2011 to 2019, according to DFPV. Our estimated sales to DFPV will be approximately $20 million, progressively from 2011 to 2015.

In March, Mr. Xiaoyu Zhang and Mr. X ianzhang Wang were appointed to be the Company’s new independent directors. The Company values the two outstanding experts as tremendous assets for the company as they will be of immen se benefit to the company attributable to their background: Mr. Xiaoyu Zhang is the president of the Society of Automotive Engineers of China and the vice president of China Machine ry Industry Federation. Mr. Xianzhang Wang is president of the Insurance Association of China and vice president of Ch ina Insurance Academy.

Mr. Qingjie Zhao, Chairman and Ch ief Executive Officer of Wonder Auto commented, “ Under current global recession, the auto industry in western countries dropped sharply, while in China and other emerging economies still remain growing. I foresee this momentum will continue. Wonder Auto is well positioned in this weather, and achieved remarkable results this quarter. T o adapt to these changes, I believe new concepts , new valuation models and new investment strategies are essential for success.”

“Looking forward, we remain optimistic about the growth potentials from our internal competitive advantages and the external opportunities from the bolstered auto market in China. O ur management and work force did an excellent job during this quarter, and I am confident they are well prepared for th e coming quarters of 2009.”

Conference call
The company will host a conference call on Tuesday, May 5 at 8:00 a.m. U.S. Eastern Daylight time. A question and answer session will follow management’s presentation. Mr. Qingjie Zhao (Chairman &CEO), Mr. Ryan Yuan (CFO) , Mr. Peng Li (Investor Relations Officer) and Ms. Lydia Zhao (Assistant CFO) will be the primary speakers for the call.

T o participate, please call the following numbers ten minutes before the call start time:
Phone number: +1 866 242 1388 (Uni ted States)
Phone number: +852 800 968 831 (Hong Kong)
P hone number: +86 10 800 264 0084 (China)
Phone number: +86 10 800 640 0084 (China)
Conference ID: 97332088

A live webcast of the conference call will be available on the investor relations page of Wonder Auto’s web site at http://www.watg.cn.  I n addition, a set of slides for management’s presentation will be available to download from the same website , 30 minutes prior to the webcast.

About Wonder Auto
Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrical parts, suspension products and engine accessories. Wonder Auto was ranked second in sales revenue in the China market for automotive alternators and starters in 2007. With respective 5 different series and over 150 models of alternators, 70 models of starters, various suspension and engine related parts, the Company supplies to a wide range of automakers, engine producers and auto parts suppliers both in domestic China and overseas. Wonder Auto's main customers include Beijing MOBIS Auto Parts & Components Co., Ltd, Harbin Dongan Automotive Engine Co., Ltd, Shenyang Xinguang Huachen Auto Engine Co., Ltd, SWT, Shenyang Aerospace Mitsubishi Motors Engine Co., Ltd., Shanghai VW and Weifang Diesel Engine. For more information, please log on http://www.watg.cn ..

Safe harbor statement
This press release may contain forward-looking information about Wonder Auto Technology, Inc. and its wholly owned subsidiaries which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and Wonder Auto Technology, Inc.’s future performance, operations and products. This and other "Risk Factors" are contained in Wonder Auto Technology, Inc.’s public filings with the SEC.

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
For the three months ended March 31, 2009 and 2008
(Unaudited)
(Stated in US Dollars)

	Three months ended
	March 31
	2009	2008

Sales revenue	$39,976,020	$31,116,707
Cost of sales	29,881,662	22,943,936

Gross profit	10,094,358	8,172,771

Operating expenses
Administrative expenses	2,315,992	1,338,373
Research and development expenses	456,232	377,557
Selling expenses	1,212,659	707,857

	3,984,883	2,423,787

Income from operations	6,109,475	5,748,984
Other income	114,516	105,063
Government grants	175,062	-
Net finance costs	(83,989)	(953,702)

Income before income taxes and noncontrolling interests	6,315,064	4,900,345
Income taxes	(920,005)	(430,817)

Net income	5,395,059	4,469,528
Net income attributable to noncontrolling interests	(223,435)	(483,745)

Net income attributable to Wonder Auto Technology, Inc.
common stockholders	$5,171,624	$3,985,783

Net income	$5,395,059	$4,469,528
Other comprehensive income
Foreign currency translation adjustments	(65,109)	2,587,046

Comprehensive income	5,329,950	7,056,574
Comprehensive income attributable to noncontrolling interests	(208,020)	(881,889)

Comprehensive income attributable to Wonder Auto
Technology, Inc. common stockholders	$5,121,930	$6,174,685

Earnings per share attributable to Wonder Auto Technology, Inc.
common stockholders:
basic and diluted	$0.19	$0.15

Weighted average number of shares outstanding:
basic and diluted	26,959,994	26,959,994

Wonder Auto Technology, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2009 and December 31, 2008
(Stated in US Dollars)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$13,631,522	$8,159,156
Restricted cash	13,056,224	24,181,645
Trade receivables, net	52,247,092	46,571,619
Bills receivable	6,174,025	8,388,926
Other receivables, prepayments and deposits	6,369,530	16,408,304
Inventories	41,285,100	44,016,192
Amount due from Hony Capital	-	7,637,216
Income tax recoverable	-	289,000
Deferred taxes	676,482	1,075,766

Total current assets	133,439,975	156,727,824
Intangible assets	22,020,974	22,062,560
Property, plant and equipment, net	67,165,805	69,131,579
Land use rights	10,319,372	10,391,527
Deposit for acquisition of property, plant and equipment	5,688,427	3,845,774
Deferred taxes	1,142,117	870,500

TOTAL ASSETS	$239,776,670	$263,029,764

Wonder Auto Technology, Inc.
Condensed Consolidated Balance Sheets (Cont’d)
As of March 31, 2009 and December 31, 2008
(Stated in US Dollars)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$22,091,564	$21,616,932
Bills payable	17,162,475	31,247,100
Other payables and accrued expenses	19,778,886	20,465,014
Provision for warranty	2,565,162	2,377,620
Payable to Hony Capital	-	10,187,216
Income tax payable	371,534	-
Secured borrowings	53,155,457	44,055,803
Early retirement benefits cost	394,425	419,301

Total current liabilities	115,519,503	130,368,986
Secured borrowings	9,512,568	16,054,478
Deferred revenue - government grants	2,741,622	2,806,777
Early retirement benefits cost	713,785	798,115

TOTAL LIABILITIES	128,487,478	150,028,356

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock: par value $0.0001 per share;
authorized 10,000,000 shares in 2009 and 2008;
none issued and outstanding	-	-
Common stock: par value $0.0001 per share
Authorized 90,000,000 shares in 2009 and 2008;
issued and outstanding 26,959,994 shares in 2009 and 2008	2,696	2,696
Additional paid-in capital	67,711,999	71,349,599
Statutory and other reserves	7,944,120	7,628,541
Accumulated other comprehensive income	9,448,925	8,424,270
Retained earnings	19,826,211	14,654,587

TOTAL WONDER AUTO TECHNOLOGY, INC. STOCKHOLDERS’
EQUITY	104,933,951	102,059,693

NONCONTROLLING INTERESTS	6,355,241	10,941,715

TOTAL EQUITY	111,289,192	113,001,408

TOTAL LIABILITIES AND EQUITY	$239,776,670	$263,029,764

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2009 and 2008
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31
	2009	2008

Cash flows from operating activities
Net income attributable to Wonder Auto Technology, Inc.
common stockholders	$5,171,624	$3,985,783
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,373,739	721,576
Amortization of intangible assets and land use rights	98,848	34,476
Deferred taxes	125,167	(85,579)
Provision for doubtful accounts	10,794	28,504
Provision of obsolete inventories	19,498	89,171
Noncontrolling interests	223,435	483,745
Exchange (gain) loss on translating of monetary assets and liabilities	(762,035)	480,381
Loss on disposal of property, plant and equipment	(296)	(1,205)
Deferred revenue amortized	(61,329)	-
Changes in operating assets and liabilities:
Trade receivables	(5,749,760)	162,770
Bills receivable	2,203,465	1,738,842
Other receivables, prepayments and deposits	4,142,968	(116,634)
Inventories	2,650,725	(3,470,261)
Trade payables	504,105	4,514,176
Amount due from a related company	-	547
Early retirement benefit costs	(107,547)	-
Other payables and accrued expenses	(2,050,977)	(1,823,881)
Provision for warranty	190,783	85,207
Income tax payable	652,399	(143,264)

Net cash flows provided by operating activities	$8,635,606	$6,684,354

Wonder Auto Technology, Inc.
Condensed Consolidated Statements of Cash Flows (Cont’d)
For the three months ended March 31, 2009 and 2008
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31
	2009	2008

Cash flows from investing activities
Payment to acquire intangible assets	$-	$(4,152)
Payments to acquire and for deposit for acquisition of
property, plant and equipment	(1,422,433)	(2,942,933)
Proceeds from sales of property, plant and equipment	5,421	76,570
Net cash paid to acquire Jinzhou Hanhua Electrical
Systems Co., Ltd	-	(3,042,676)
Net cash paid to acquire Jinzhou Karham Electrical
Equipment Co., Ltd	-	(703,712)
Net cash paid to acquire Yearcity	(2,197,500)	-

Net cash flows used in investing activities	(3,614,512)	(6,616,903)

Cash flows from financing activities
Bills payable	(14,042,025)	(5,896,500)
Decrease in restricted cash	11,092,454	2,227,576
Repayment of bank loans	(10,662,270)	(6,095,280)
New bank loans	14,064,001	1,102,008

Net cash flows provided by (used in) financing activities	452,160	(8,662,196)

Effect of foreign currency translation on cash and cash equivalents	(888)	467,371

Net increase (decrease) in cash and cash equivalents	5,472,366	(8,127,374)

Cash and cash equivalents - beginning of period	8,159,156	26,102,993

Cash and cash equivalents - end of period	$13,631,522	$17,975,619

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$923,530	$187,140
Income taxes	$103,140	$599,198

Non-cash investing and financing activities:
Acquisition of Yearcity by offsetting with receivable from
disposal of an unconsolidated affiliate	$5,950,000	$-
Settlement of amount due to Hony Capital II, L.P.
(“Hony Capital”) by offsetting with amount due from
Hony Capital	$7,626,804	$-

For more information, please contact:

Lydia Zhao
Assistant CFO
Tel:   +86-10-8478-5339
Cell:  +86-130-2118-4792
Email: lydiaz@watg.cn

Yechon Xie
Investor Relations Manager
Tel:   +86-416-266-1186
Cell:  +86-137-0006-1685
Email: ycxie@watg.cn